Exhibit 99.1

Tel-Instrument Electronics Corp Continues to be Listed on NYSE-MKT

East Rutherford, NJ – August 21, 2013 – Tel Instrument Electronics Corp. (“Tel” or “Company”) announced today that it continues to be listed on the NYSE MKT (“Exchange”) pursuant to an extension.

The Company was previously issued a letter indicating that the Company was below certain of the Exchange’s continued listing standards. Specifically, the Company was not in compliance with Section 1000(a) (i) in that it has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether such issuer will be able to continue operations and/or meet its obligations as they mature.

The Company submitted a plan to the Exchange, and based on the information provided by the Company on June 17, 2013, the Exchange has determined that the Company has made a reasonable demonstration of its ability to regain compliance. As such, the Company listing was continued pursuant to an extension and was continually monitored against this plan with the next NYSE evaluation date being August 15, 2013.

Based on the information provided and the improved first quarter results, the Exchange has determined that the Company had made a reasonable demonstration of its ability to regain compliance by the end of the revised plan period which is now February 20, 2014.

The Exchange will review the Company periodically for compliance with the Plan.

Failure to make progress against this plan could result in the Exchange staff initiating delisting provisions. The Company is optimistic that it will demonstrate sufficient progress to maintain our NYSE-MKT listing. This plan will be contingent upon a full production release from the U.S. Army on the TS-4530A program.

The Company has been given a separate plan period, until November 7, 2014, to regain compliance under Section 1003(a) (ii) of the NYSE Company Guide regarding the deficiency in stockholders’ equity. The plan submitted on June 17, 2013, and accepted by the Exchange, if met, will allow the Company to meet this requirement.

About Tel-Instrument Electronics Corp

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

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This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company’s previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Contacts

Tel-Instrument Electronics Corp
Joseph P. Macaluso, 201-933-1600
or
Institutional Marketing Services (IMS)
John Nesbett or Jennifer Belodeau
203-972-9200
jnesbett@institutionalms.com